Exhibit 10.68
November 22, 2005
Mr. Robert Quigley
Dear Bob:
Pursuant to our discussions, we are pleased to make you the following revised offer of employment with Charter Communications, Inc. (“Charter”) on the terms set out below. The specific terms of the offer are as follows:
1.	You will be employed as Charter’s Chief Marketing Officer at an Executive Vice President level, working out of our St. Louis corporate headquarters. Your start date will be December 5, 2005. You will initially be employed for a two (2) year term under and upon the terms of Charter’s standard employment agreement for executives at a similar level, adjusted to reflect the financial terms set out below.

2.	You will be paid on a salaried basis starting at an annual rate of $450,000. Salaries are generally reviewed on an annual basis at or around April 1st with merit increase adjustments awarded based on performance. In addition, you will receive a one time signing bonus of $200,000, payable January 2, 2006, or soon after as administratively possible, with the understanding that you have signed and delivered Charter’s standard employment agreement as modified to reflect the terms set out in this letter.

3.	During your employment, you will be eligible to participate in Charter’s executive bonus plan, pursuant to which you will be provided an opportunity to earn an annual incentive target bonus of up to sixty percent (60%) of your then current base salary under and upon the terms of that plan. Awards are based on company-wide performance and measurement criteria and other standards and measures established each year by the Compensation Committee of the Board in its discretion. Your eligibility will begin with the 2006 plan year.

4.	You will receive options to purchase 145,800 shares of Charter common stock pursuant to and under the terms of Charter’s 2001 Stock Incentive Plan. Option price will be set at fair market value as of the option grant date per the terms of the plan.

5.	You will be granted 83,700 performance shares under Charter’s 2001 Stock Incentive Plan, which you will be eligible to earn on the same terms that apply to other executives generally under that plan.

6.	You will be granted 50,000 restricted stock shares which vest over three (3) years.

7.	You will be recommended for participation in the Charter Communications Inc. 2005 Executive Cash Award Plan on the same terms as are applicable generally to participants in that plan. A copy of that Cash Award Plan is enclosed for your reference.

8.	Participation in the standard employee benefit plans on the same terms and with the same co-pays, contribution rates applicable to Charter management employees generally. The terms of these plans may change from time to time. Specific information regarding the various plans, coverages and costs is available upon request. You will be eligible for three (3) weeks vacation per year per the terms of Charter’s vacation policy and the standard employment agreement.

9.	You will be entitled to relocation assistance for your relocation to the St. Louis, Missouri area to the extent permitted by Charter’s current executive homeowner relocation plan, through our relocation provider, Primacy. All cost of selling a home is excluded from this relocation assistance. A copy of this policy is available upon request. This benefit requires that a repayment agreement be signed which stipulates that relocation expenses must be repaid if you depart from the organization for voluntary reasons within 12 months of the date of the relocation initiation.

10.	Employment is contingent upon your signing and delivering to Charter the standard two (2) year employment agreement applicable to Charter executives at a similar level, as adjusted to incorporate the terms set out in this letter. If you accept the offer we will proceed to prepare the agreement. A copy of our standard agreement is attached for reference.

11.	This offer and your employment are conditioned upon the results of our standard drug screening and background checks. Please contact Lynne Ramsey, SVP of Human Resources, once you accept this offer to begin the screening and background check process.

12.	Your employment and the terms of this letter will be governed by and interpreted according to the laws of the State of Missouri without regard to principles of conflicts of law.

13.	To accept this offer, please sign and return it to me at 12405 Powerscourt Drive, St. Louis, MO 63131 within three (3) days from the date of this letter. The second copy is for your own records. The offer is only valid through that date.

Bob, in our judgment, this is an excellent opportunity for you to move forward with a company that is a leader in the industry. We are excited about Charter’s future and very much look forward to your joining our Charter team.

Sincerely,

/s/ Neil Smit

Neil Smit
President and Chief Executive Officer

Accepted And Agreed To As
Of The Date Of This Letter

/s/ Robert A Quigley

(Signature)